Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

June 15, 2011

among

MEDIAMIND TECHNOLOGIES INC.,

DG FASTCHANNEL, INC.

and

DG ACQUISITION CORP. VII

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	11

ARTICLE 2
THE OFFER

Section 2.01. The Offer	12
Section 2.02. Company Action	16
Section 2.03. Directors	17
Section 2.04. Top-Up Option	19

ARTICLE 3
THE MERGER

Section 3.01. The Merger	21
Section 3.02. Conversion of Shares	21
Section 3.03. Surrender and Payment	22
Section 3.04. Dissenting Shares	24
Section 3.05. Stock Options	24
Section 3.06. Warrants	26
Section 3.07. Adjustments	26
Section 3.08. Withholding Rights	26
Section 3.09. Lost Certificates	26

ARTICLE 4
THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation	27
Section 4.02. Bylaws	27
Section 4.03. Directors and Officers	27

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.01. Corporate Existence and Power	27
Section 5.02. Corporate Authorization	28
Section 5.03. Required Filings and Consents	29
Section 5.04. Noncontravention	29
Section 5.05. Capitalization	30
Section 5.06. Subsidiaries	30
Section 5.07. SEC Filings and the Sarbanes-Oxley Act; Internal Controls	31

i

Section 12.10. Counterparts; Effectiveness	80
Section 12.11. Entire Agreement	80
Section 12.12. Severability	80
Section 12.13. Specific Performance	81
Section 12.14. Non-Recourse	81

Annex I	–	Conditions to the Offer
Exhibit A	–	Form of Tender and Voting Agreement
Exhibit B	–	Form of Surviving Corporation Certificate of Incorporation
Exhibit C	–	Form of Surviving Corporation Bylaws
Schedule I	–	Persons Entering Into the Tender and Voting Agreement
Schedule II	–	Persons Entering Into Employment Agreements

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 15, 2011, among MediaMind Technologies Inc., a Delaware corporation (the “Company”), DG FastChannel, Inc., a Delaware corporation (“Parent”), and DG Acquisition Corp. VII, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved this Agreement and the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Subsidiary has agreed to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at a price of $22.00 per Share (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), net to the seller in cash, without interest, less any withholding of Taxes required by Applicable Law;

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation, in accordance with the General Corporation Law of the State of Delaware (as amended from time to time, the “Delaware Law”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.02 and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the seller in cash, without interest, less any withholding of Taxes required by Applicable Law;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Merger Subsidiary in the Offer, and, to the extent applicable, adopt this Agreement and approve the Merger (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Subsidiary have, upon the terms and subject to the conditions set forth in this Agreement, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of Merger Subsidiary and Parent and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the Persons listed on Schedule I hereto each enter into a Tender and Voting Agreement, dated as of the date hereof, substantially in the form attached as Exhibit A (the “Tender and Voting Agreement”), simultaneously herewith, pursuant to which, among other things, each such stockholder has agreed to tender all Shares it beneficially owns (other than any shares subject to an unexercised Option or Warrant) in the Offer, on the terms and subject to the conditions provided for in the Tender and Voting Agreements;

WHEREAS, Parent has required, as a condition and an inducement to its willingness to enter into this Agreement, that the individuals listed on Schedule II hereto each enter into (i) an Employment Agreement, dated as of the date hereof but effective as of the Effective Time (the “Employment Agreements”) and (ii) a non-competition agreement, dated as of the date hereof; and

WHEREAS, Parent, Merger Subsidiary, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a)  As used herein, the following terms have the following meanings:

“102 Trustee” means the trustee appointed by Apple Israel and/or the Company under the Option Plan in accordance with the provisions of Section 102 of the Israeli Income Tax Ordinance (both prior to and following amendment #132 to the Israeli Income Tax Ordinance) and approved by the Israeli Taxing Authority.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition, purchase or lease, directly or indirectly, of (A) 15% or more of the consolidated assets of the Company, (B) assets of the Company and/or any of its Subsidiaries that represent, individually or in the aggregate, 15% or more of the consolidated net income or revenues of the Company for the then most recently completed four quarter period or (C) 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets (or whose net income or net revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represent) 15% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets (or whose net income or net revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represent) 15% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets (or whose net income or net revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represent) 15% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Apple Israel” means MediaMind Technologies Ltd. incorporated under the laws of Israel.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, state, provincial, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, for the avoidance of doubt, in respect of any Israeli Taxes, the Israeli Options Tax Ruling and the Israeli Withholding Tax Ruling, and taking into account all valid withholding certificates.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the 1934 Act.

“Business Day” means any day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company 102 Options” means both (i) Options granted under Section 102 of the Israeli Income Tax Ordinance in accordance with the trustee capital gains route and (ii) Options granted under Section 102 of the Israeli Income Tax Ordinance according to its version prior to amendment #132 to the Israeli Income Tax Ordinance.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2010.

“Company Disclosure Schedule”  means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) changes in Applicable Law or GAAP, (B) changes in the financial or securities markets or general economic or political conditions in the United States (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (D) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (E) the announcement or consummation of the transactions contemplated by this Agreement, (F) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in any of clauses (A) through (E) and (G) through (I) of this proviso), (G) a change in the market price or trading volume of the Shares (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in any of clauses (A) through (F), (H) and (I) of this proviso), (H) any action taken (or omitted to be taken) at the request of the other parties to this Agreement or (I) any action taken by the Company or any of its Subsidiaries that is expressly contemplated by this Agreement.

“Company Products” means the products and services of the Company or its Subsidiaries currently available or in production, or currently under development.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“COTS” means Software that is commercially available on non-discriminatory pricing terms to the public generally with aggregate annual license, maintenance, support and other fees of less than $100,000 per year.

“Contracts” means any of the agreements, arrangements, contracts, plans, commitments, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, purchase and sales orders, and other binding commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“Environmental Laws” means any and all federal, state, local or foreign Laws, statutes, ordinances, regulations, and treaties which (i) regulate or relate to the protection or clean up of the environment and the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, (ii) regulate or relate to the protection of human health or safety from exposure to hazardous substances or (iii) regulate or relate to the discharge of substances into the atmosphere or any body of water, including groundwater.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other person, entity, trade or business (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, the Financing Commitments or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’

officers, directors, employees, agents and representatives and their respective successors and assigns.

“Fully Diluted” means, as of any date, (i) the number of Shares issued and outstanding, plus (ii) the number of Shares the Company may be required to issue pursuant to options, warrants, rights, convertible or exchangeable securities or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all such options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including, without limitation, pursuant to the Employee Plans.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all domestic and foreign intellectual property and similar proprietary rights including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) (“Patents”); (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, internet domain names and corporate names (whether or not registered), and all applications and registrations in connection therewith (“Trademarks”); (iii) all copyrights and copyrightable works (whether or not published), and all applications and registrations in connection therewith (“Copyrights”); and (iv) all trade secrets and confidential business information (including confidential source code, ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals) (“Trade Secrets”).

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961 and the regulations promulgated thereunder.

“Israeli Options Tax Ruling” means any ruling from the Israeli Taxing Authority which is received in accordance with the provisions of Section 7.07 below, providing the Tax treatment which shall apply to the: (i) deposit with the 102 Trustee of the payment of consideration pursuant to Section 3.05 for Company 102 Options and for Shares obtained upon the exercise of Company 102 Options and to such payment of consideration by the 102 Trustee to the beneficial holders of Company 102 Options and any Shares obtained upon the exercise of such Company 102 Options, and (ii) conversion of any Options held by an Israeli resident and/or any Company 102 Options into Assumed Options, as further detailed in Section 3.05 below, and further providing that Parent, the Paying Agent, the Surviving Corporation, the Merger Subsidiary, and any Person acting on behalf of the foregoing parties, shall be exempt from Israeli withholding Tax in relation to any payments made to the 102 Trustee hereunder, and such other ruling or relief as the parties may agree is appropriate to request under the circumstances (which ruling may be subject to customary conditions regularly associated with such a ruling), including the Interim Options Ruling.

“Israeli Taxing Authority” means the Israeli Tax Authority of the Ministry of Finance of the State of Israel.

“Israeli Withholding Tax Ruling” means any valid ruling, specifying the withholding Tax rate and other relevant rules in respect of the consideration payable under this Agreement or in connection with any transaction or agreement contemplated by this Agreement that is not otherwise covered by the Israeli Options Tax Ruling or the Interim Withholding Ruling.

“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, and all associated documentation owned, licensed, leased, or otherwise used by the Company or its Subsidiaries (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Applicable Law, in respect of such property or asset.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Owned Intellectual Property” means all Intellectual Property owned, in whole or in part, by either the Company or any of its Subsidiaries.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, (a) materially impairs the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or (b) materially delays the consummation of the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Representatives” means, when used with respect to a Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

“Self Help Code” means any back door, time bomb, drop dead device or other software routine designed to disable Software automatically with the passage of time or under the positive control of a Person other than the user of such Software.

“Software” means (i) software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (ii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iii) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity, whether incorporated or unincorporated, of which: (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity is held directly or indirectly by such Person or (ii) such Person or any subsidiary of such Person is a general partner.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unauthorized Code” means any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data.

“Uncured Inaccuracy” means, with respect to a representation or warranty as of a particular date, that such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured in all material respects since such date.

“Warrant” means each unexercised warrant to purchase Shares, whether fully exercisable or not, outstanding immediately prior to the Effective Time.

(b)                       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	7.06
Acceptance Time	2.01(d)
Adverse Recommendation Change	7.04(a)
Agreement	Preamble
Antitrust Division	9.01(a)
Assumed Option	3.05(b)
Board of Directors	Recitals
Cashout Options	3.05(a)
Certificates	3.03(a)
Closing	3.01(b)
Company	Preamble
Company Board Recommendation	Recitals
Company Bylaws	5.01
Company Certificate	5.01
Company Disclosure Documents	5.09(a)
Company Permits	5.12(a)
Company Registered IP	5.15(a)
Company Representative	7.03(a)

Company SEC Documents	5.07(a)
Company Securities	5.05(b)
Company Subsidiary Securities	5.06(b)
Company Stockholder Approval	5.02(a)
Company Stockholder Meeting	7.02(b)
Compensation Arrangement	5.17(i)
Compensation Arrangement Approvals	5.17(i)
Compensation Committee	5.17(i)
Confidentiality Agreement	7.03(a)
Continuing Directors	2.03(c)
Continuing Employee	8.04(a)
Copyrights	1.01
Delaware Law	Recitals
D&O Insurance	8.03(c)
Dissenting Shares	3.04
Effective Time	3.01(c)
Employee Plans	5.17(a)
Employment Agreements	Recitals
End Date	11.01(b)(iii)
Equivalent Coverage	8.03(c)
ERISA Effective Date	7.06
Exercisable Options	3.05(a)
Expiration Date	2.01(c)
Fairness Opinion	5.21
Financing	6.09
Financing Alternative	8.05(d)
Financing Commitments	6.09
Foreign Subsidiaries	5.16(p)
FTC	9.01(a)
Governmental Grants	5.16(c)
Indemnified Person	8.03(a)
Information Statement	2.01(f)
Insurance Policies	5.24
Interim Options Ruling	7.07
Interim Withholding Ruling	7.07
International Plans	5.17(a)
Initial Expiration Date	2.01(c)
Lease	5.14(b)
Material Contract	5.19
Maximum Amount	8.03(c)
Merger	3.01(a)
Merger Consideration	3.02(a)
Merger Subsidiary	Preamble
Minimum Condition	Annex I
Notice Period	7.04(b)(ii)
Offer	Recitals

Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(e)
Offer Price	Recitals
Option	3.05(a)
Option Plan	3.05(a)
Other Required Government Approvals	5.03
Outstanding Capital	Annex I
Parent	Preamble
Parent Representatives	7.03(a)
Parent Shares	3.05(b)
Parent Welfare Plan	8.04(c)
Patents	1.01
Paying Agent	3.03(a)
Paying Agent Fund	3.03(a)
Preferred Stock	5.05(a)
Proxy Statement	7.02(a)
Required Financing Alternative	8.05(c)
Reverse Termination Fee	12.04(c)
Rollover Exchange Ratio	3.05(b)
Schedule TO	2.01(e)
Schedule 14D-9	2.01(f)
Shares	Recitals
Short Form Threshold	9.05
Subsequent Offering Period	2.01(c)
Superior Proposal	7.04(d)
Superior Termination	7.04(b)(ii)
Surviving Corporation	3.01(a)
Tax	5.16(z)
Taxing Authority	5.16(z)
Tax Return	5.16(z)
Tax Sharing Agreements	5.16(j)
Tender and Voting Agreement	Recitals
Termination Fee	12.04(b)
Top-Up Notice	2.04(c)
Top-Up Option	2.04(a)
Top-Up Shares	2.04(a)
Trade Secrets	1.01
Trademarks	1.01
Uncertificated Shares	3.03(a)
US Plans	5.17(a)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex , Schedule, certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations, proclamations, ordinances and bylaws promulgated thereunder.  References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to a law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Authority with legal authority to do so.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  References to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE 2
THE OFFER

Section 2.01.  The Offer.  (a)  Provided that (i) this Agreement shall not have been terminated in accordance with Section 11.01 and (ii) the Company shall have complied with its obligations under Section 2.02, as promptly as practicable after the date hereof, but in no event later than 10 Business Days following the date of this Agreement, Merger Subsidiary shall, and Parent shall cause it to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer to purchase for cash all of the outstanding Shares at the Offer Price.  The Offer shall be subject to the Minimum Condition (as defined in Annex I) and the satisfaction, or waiver by Parent or Merger Subsidiary, of the other conditions set forth in Annex I hereto (together with the Minimum Condition, the “Offer Conditions”).  The date on which Merger Subsidiary commences (within the meaning of Rule 14d-2 under the 1934 Act) the Offer is referred to as the “Offer Commencement Date”.

(b)                       Parent and Merger Subsidiary expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer, including raising the Offer Price; provided that, without the prior written consent of the Company or unless otherwise expressly contemplated by this Agreement, neither Parent nor Merger Subsidiary shall:

(i)                       waive or change the Minimum Condition;

(ii)                    decrease the Offer Price;

(iii)                 change the form of consideration to be paid in the Offer;

(iv)                decrease the number of Shares sought in the Offer;

(v)                   extend the expiration date of the Offer except as otherwise provided herein; or

(vi)                impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects the holders of the Shares.

(c)                        Unless extended as provided in this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).  Notwithstanding the foregoing, (i) Merger Subsidiary shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer or for any period otherwise required by Applicable Law, (ii) if, on or prior to any then scheduled Expiration Date, any of the conditions set forth in clauses (e) through (h) on Annex I have not been satisfied and have not been waived, then Merger Subsidiary shall, and Parent shall cause it to, upon the written request of the Company no less than one Business Day prior to any then scheduled Expiration Date, extend the Offer, up to an aggregate of 20 Business Days (whether in one or more periods as so requested by the Company), in order to permit the satisfaction of such conditions and (iii) if, on or prior to any then scheduled Expiration Date, any of the conditions set forth in clauses (a) through (d) on Annex I have not been satisfied and have not been waived, then Merger Subsidiary shall, and Parent shall cause it to extend the Offer for one or more periods ending no later than the End Date to permit the satisfaction of such conditions.  The Offer may be terminated prior to the then scheduled Expiration Date, but only if this Agreement is validly terminated in accordance with Article 11.  If this Agreement is validly terminated pursuant to Article 11, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) promptly (and in any event within two Business Days of such termination), irrevocably and unconditionally terminate the Offer.  If this Agreement is validly terminated prior to the acceptance for payment of Shares in the Offer, Merger Subsidiary shall promptly return, and shall cause any depositary acting on behalf of Merger Subsidiary to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.  Notwithstanding the foregoing, Merger Subsidiary shall, if requested by the Company, provide for a subsequent offering period (and one or more extensions thereof) (“Subsequent Offering Period”) of up to 20 Business Days, in accordance with Rule 14d-11 of the 1934 Act, if, at the commencement of the Subsequent Offering Period, (x) the Short Form Threshold has not been reached and (y) the Top-Up Option is not exercisable hereunder in accordance with its terms.  Subject to the terms and conditions of this Agreement and the Offer, Merger Subsidiary shall, and Parent shall cause it to, immediately accept for payment and promptly pay for all Shares as they are validly tendered during such Subsequent Offering Period and in any event in compliance with Rule 14d-11 and Rule 14e-1(c) promulgated under the 1934 Act.  The Offer Documents will provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 2.01(c).

(d)                       Subject to the terms and conditions set forth in this Agreement and to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions, Merger Subsidiary shall, and Parent shall cause it to, as promptly as practicable after Merger Subsidiary is legally permitted to do so under Applicable Law, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”).  The obligation of Merger Subsidiary to accept for payment and pay for all Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the Minimum Condition and the satisfaction or waiver of each of the other Offer Conditions (and shall not be subject to any other conditions).  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, less any withholding of Taxes required by Applicable Law.

(e)                        As soon as practicable on the Offer Commencement Date, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and any schedule or form required to be filed pursuant to the Instructions to Schedule TO (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by Applicable Law (including the 1934 Act).  The Offer shall be conducted in compliance with Applicable Law (including the 1934 Act).

(f)                          Parent and Merger Subsidiary shall cause the Offer Documents to (i) comply with the applicable requirements of the 1934 Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no covenant is made by Parent or Merger Subsidiary with respect to information supplied by the Company for inclusion in the Offer Documents.  Parent and Merger Subsidiary shall cause the information supplied by Parent and its Affiliates specifically for inclusion in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) or the information statement containing the information required by Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder (together with any amendments or supplements thereto, the “Information Statement”), at the respective times the Schedule 14D-9 or the Information Statement are filed with the SEC not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents, if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect or as otherwise required by Applicable Law.  Parent and Merger Subsidiary shall cause the Schedule TO, as so corrected, to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by Applicable Law (including the 1934 Act).  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give due consideration to any reasonable comments made by the Company and its counsel.  Parent and Merger Subsidiary shall provide the Company and its counsel with (i) copies of any written comments or other communications, and shall inform them of any oral communications, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which due consideration shall be given to reasonable comments).  Each of Parent and Merger Subsidiary shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(g)                       Parent shall cause to be provided to Merger Subsidiary all of the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer (including pursuant to any Subsequent Offering Period), and shall cause Merger Subsidiary to perform, on a timely basis, all of Merger Subsidiary’s obligations under this Agreement.

(h)                       Nothing in this Section 2.01 shall affect any termination rights in Section 11.01.

Section 2.02.  Company Action.  (a)  The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer.  In connection with the Offer and subject to the occurrence of an Adverse Recommendation Change in accordance with Section 7.04(b)(ii), the Company shall, or shall instruct its transfer agent to, promptly furnish Parent with a list of its stockholders, mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.  Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent, Merger Subsidiary and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver (and shall use their respective commercially reasonable efforts to cause their Representatives to deliver) to the Company all copies of such information then in their possession.

(b)                       Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the 1934 Act, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by Applicable Law (including the 1934 Act), the Schedule 14D-9 that, subject to its right to withdraw, modify or amend such recommendation pursuant to Section 7.04(b)(ii), shall reflect the Company Board Recommendation.  The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the 1934 Act (regardless of whether such item is applicable).  The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation.  The Company shall cause the Schedule 14D-9 to (i) comply with the applicable requirements of the 1934 Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no covenant is made by the Company with respect to information supplied by Parent or Merger Subsidiary for inclusion in the Schedule 14D-9 (including any such information included in the Information Statement).  The Company shall cause the information supplied by it specifically for inclusion in the Offer Documents, at the respective times the Offer Documents are filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 (including the Information Statement), if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect or as otherwise required by Applicable Law.  The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by Applicable Law (including the 1934 Act).  Prior to an Adverse Recommendation Change in accordance with Section 7.04(b)(ii), Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give due consideration to any reasonable comments made by Parent, Merger Subsidiary and their counsel.  Prior to an Adverse Recommendation Change in accordance with Section 7.04(b)(ii), the Company shall provide Parent, Merger Subsidiary and their counsel with (i) copies of any written comments or other communications, and shall inform them of any oral communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which due consideration shall be given to reasonable comments), including by participating with the Company or its counsel in any discussions or meetings with the SEC.  The Company shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c)                        The Company shall as promptly as reasonably practicable furnish to Parent and Merger Subsidiary all information concerning the Company that may be required by Applicable Law or reasonably requested by Parent or Merger Subsidiary for inclusion in the Schedule TO and Offer Documents.

Section 2.03.  Directors.  (a)  Effective upon the Acceptance Time and for so long thereafter as Parent and its Subsidiaries directly or indirectly own in the aggregate more than 50% of the outstanding Shares, Parent shall be entitled to designate for appointment or election to the Board of Directors, upon written notice to the Company, the number of directors, rounded up to the nearest whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section 2.03) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares then outstanding, and the Company, upon request of Parent, shall promptly cause Parent’s designees (and any replacement designees in the event that any designee shall no longer be on the Board of Directors) to be elected or appointed to the Board of Directors, including by increasing the number of directors, seeking and accepting resignations of incumbent directors or amending the Company Bylaws as is necessary to give effect to the foregoing provision; provided that, prior to the Effective Time, the Board of Directors shall always have at least three Continuing Directors.  At such time, the Company shall also, upon the request of Parent, cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors, in each case to the extent permitted by Applicable Law and the rules of Nasdaq.  The provisions of this Section 2.03(a) are in addition to and shall not limit any rights that Merger Subsidiary, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

(b)                       The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.03, including mailing to the stockholders of the Company the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 so long as Parent shall have timely provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the 1934 Act and Rule 14f-1 thereunder).  Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

(c)                        Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize):  (i) any termination of this Agreement by the Company, (ii)) any amendment of this Agreement requiring action by the Board of Directors, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger

Subsidiary, (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and (v) any other consent, action or recommendation by the Company or the Board of Directors with respect to this Agreement, the Offer or the Merger or any other transaction contemplated thereby or in connection therewith.  The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

(d)                       In the event that Parent’s designees are elected or appointed to the Board of Directors pursuant to Section 2.03(a), until the Effective Time, the Company and Parent shall reasonably cooperate to ensure that the Board of Directors shall have at least such number of directors as may be required by the Nasdaq Marketplace Rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws.

Section 2.04.  Top-Up Option.  (a)  Subject to Sections 2.04(b) and 2.04(c), the Company grants to Merger Subsidiary, an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company, a number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary at the time of the exercise of the Top-Up Option, constitutes not less than the number of Shares required to reach the Short Form Threshold after the issuance of all Shares to be issued upon exercise of the Top-Up Option (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b)                       The Top-Up Option shall be exercised by Merger Subsidiary, in whole or in part, only once, as promptly as reasonably practicable following the Acceptance Time, or if any Subsequent Offering Period is provided, following the expiration date of such Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than the number of Shares required to reach the Short Form Threshold; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable, and there shall be no obligation of Merger Subsidiary to exercise the Top Up Option, (i) unless there are sufficient authorized but unissued and unreserved Shares as provided in the Company Certificate such that exercise of the Top-Up Option would result in the Short Form Threshold being reached, (ii) if any judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares and (iii) unless Parent or Merger Subsidiary has accepted for payment all Shares validly tendered in the Offer and not withdrawn.  The Top-Up Option shall terminate upon the earlier to occur of (x) the Effective Time and (y) termination of this Agreement in accordance with Article 11.  The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest.  Such purchase price may be paid by Merger Subsidiary, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price.  Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.  Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Subsidiary except to any direct or indirect wholly owned Subsidiary of Parent.  Any attempted assignment in violation of this Section 2.04(b) shall be null and void.

(c)                        In the event Merger Subsidiary is obligated to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place.  The Company shall make available to Parent and Merger Subsidiary all information reasonably requested by them to enable them to calculate the number of Shares required for Parent and Merger Subsidiary to reach the Short Form Threshold.  The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, promptly following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, promptly after such exercise) consummate the Merger in accordance with Section 253 of Delaware Law as contemplated by Section 9.05.  At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares.  The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible.  At the request of Parent, the Company shall not, and shall cause its transfer agent not to, issue or deliver any Shares in satisfaction of the exercise of any Options or Warrants from the time of delivery to the Company of the Top-Up Notice until the Effective Time.

(d)                       Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act.  Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

(e)                        Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 262 of Delaware Law as contemplated by Section 3.04.

ARTICLE 3
THE MERGER

Section 3.01.  The Merger.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                       Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)                        At the Closing, the Company and Merger Subsidiary shall cause to be executed and filed a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be mutually agreed upon by Parent, Merger Subsidiary and the Company and specified in the certificate of merger).

(d)                       From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 3.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of their respective securities:

(a)                        Except as otherwise provided in Section 3.02(b) or Section 3.04, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by Applicable Law, upon (i) surrender of the certificate formerly representing such Shares or (ii) receipt of an “agent’s message” by the Paying Agent in the case of uncertificated Shares, in each case in accordance with Section 3.03.  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b)                       Each Share held by the Company as treasury stock or owned of record by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.

(c)                        Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.03.  Surrender and Payment.  (a)  Prior to the Effective Time, Parent shall appoint a bank or trust company or similar entity reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as Paying Agent in the Merger (the “Paying Agent”) for the purpose of effecting the payment of the Merger Consideration in connection with the Merger.  Prior to the Effective Time, Parent shall provide the Paying Agent funds representing the aggregate Merger Consideration to be paid in respect of (i) certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”) pursuant to Section 3.02(a) (the “Paying Agent Fund”).  The Paying Agent Fund shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares.  Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.  To the extent that there are losses with respect to such investments, or the Paying Agent Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Paying Agent Fund lost through investments or other events so as to ensure that the Paying Agent Fund is, at all times, maintained at a level sufficient to make such payments.

(b)                       As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Shares at the Effective Time, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify) for use in such exchange.  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as Parent and the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, less any withholding of Taxes required by Applicable Law; provided, however, that each payment to a holder of Shares acquired upon the exercise of Company 102 Options that are held by the 102 Trustee shall be paid to the 102 Trustee in accordance with the Israeli Options Tax Ruling, if obtained, and the Israeli Income Tax Ordinance.  Any Certificates so surrendered shall forthwith be cancelled.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)                        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Uncertificated Shares, that such documentation as may be reasonably requested by the Paying Agent is provided and (ii) the Person requesting such payment shall have paid any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share so surrendered and shall have established to the satisfaction of the Surviving Corporation and the Paying Agent that such Taxes either have been paid or are not required to be paid.

(d)                       After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by Applicable Law.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article 3.

(e)                        Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look to Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Uncertificated Shares and in accordance with the procedures set forth in this Section 3.03, without interest and subject to any withholding of Taxes required by Applicable Law.  Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate of Uncertificated Shares for any amount paid or delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04.  Dissenting Shares.  Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance, and who complies in all respects, with Section 262 of with Delaware Law (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with, and to the extent provided by, Section 262 of Delaware Law.  If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and less any withholding of Taxes required by Applicable Law.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any attempted withdrawals of such demands, and Parent, at its expense, shall have the right to direct all negotiations and proceedings with respect to such demands so long as Parent does not create obligations for the Company prior to the Effective Time.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.05.  Stock Options.  (a)  At or immediately prior to the Effective Time, each option to purchase Shares (each, an “Option”) outstanding under any employee plan that provides for equity-based compensation (each, an “Option Plan”) that is (i) then outstanding, vested and exercisable (including for such purpose any such Option that will vest and become exercisable at the Effective Time in accordance with its terms or in accordance with any applicable employment agreement or other Employee Plan) (collectively, the “Exercisable Options”) or (ii) not an Exercisable Option and that is held by a non-employee director of the Company (collectively, together with the Exercisable Options, the “Cashout Options”) shall be canceled, and the Company or a wholly-owned Subsidiary of the Company shall pay each holder of any such Option at or as soon as practicable after the Effective Time for each such Option an amount in cash determined by multiplying (x) the excess, if any, of the Offer Price over the applicable per Share exercise price of such Option by (y) the number of Shares such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time; provided that such amounts payable with respect to Company 102 Options that are held by the 102 Trustee shall be paid to the 102 Trustee in accordance with the Israeli Options Tax Ruling, if obtained, and the Israeli Income Tax Ordinance.  Section 3.05(a) of the Company Disclosure Schedule sets forth a true and complete list of each Option that will vest and become exercisable as a result of the transactions contemplated by this Agreement, assuming a Closing Date of July 31, 2011, including the holder thereof, the number of Shares subject to such Option, the grant date of such Option and the per-Share Option exercise price.

(b)                       At the Effective Time, each Option that is outstanding and not then vested and exercisable shall be converted into an option to purchase, on substantially the same terms and conditions as were applicable to such Option as of immediately prior to the Effective Time (including any repurchase rights and vesting and acceleration provisions), the number of common shares of Parent (“Parent Shares”) (rounded down to the next whole share) equal to (i) the number of Shares subject to such Option immediately prior to the Effective Time multiplied by (ii) the Rollover Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to (x) the exercise price per Share subject to such Option immediately prior to the Effective Time divided by (y) the Rollover Exchange Ratio (such Option, as adjusted and converted pursuant to this Section 3.05(b), an “Assumed Option”).  Notwithstanding the previous sentence, the adjustment described in this Section 3.05(b) shall be made in a manner consistent with Section 409A of the Code and the Treasury Regulations thereunder and, with respect to each such Option that is an incentive stock option (within the meaning of Section 422(b) of the Code), shall be made in a manner that will not cause there to be a modification (within the meaning of Section 424(h) of the Code) to such Option.  The parties agree and acknowledge that the conversion described in this Section 3.05(b) is not intended to result in a disqualification of any such Option as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, and agree not to take any position inconsistent therewith.  “Rollover Exchange Ratio” means a fraction, the numerator of which is the Offer Price and the denominator of which is the average (for the avoidance of doubt, not the volume weighted average) of the volume weighted average price per Parent Share on the Nasdaq Global Select Market (as reported on the Bloomberg Financial Markets or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending on and including the trading day prior to the date of the Effective Time, weighted by the total volume of trading in Parent Shares on each such trading day, calculated to the nearest one-tenth of one cent.

(c)                        Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any required consents from, and provide any required notice to, holders of Options and (ii) make any amendments to the terms of the Option Plans that are necessary to give effect to the transactions contemplated by this Section.  Notwithstanding any other provision of this Section, payment or conversion, as applicable, may be withheld in respect of any Option until any required consents are obtained.

Section 3.06.  Warrants.  At or immediately prior to the Effective Time, each Warrant shall be canceled and extinguished and automatically converted, in full satisfaction of the rights of the holder of such Warrant with respect thereto, into the right to receive, an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price over the applicable exercise price of such Warrant by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Warrants) had such holder exercised such Warrant in full immediately prior to the Effective Time.

Section 3.07.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements or the exercise of the Top-Up Option to purchase the Top-Up Shares), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.08.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the 102 Trustee, the Surviving Corporation, the Merger Subsidiary and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold, as reasonably determined by Parent, with respect to the making of such payment under any provision of Applicable Law relating to Taxes and shall timely pay such withholding amount to the appropriate Taxing Authority.  If the Paying Agent, the 102 Trustee, the Surviving Corporation, the Merger Subsidiary or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the 102 Trustee, the Surviving Corporation, the Merger Subsidiary or Parent, as the case may be, made such deduction and withholding.

Section 3.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the

Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4
THE SURVIVING CORPORATION

Section 4.01.  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit B hereto, until amended in accordance with Applicable Law.

Section 4.02.  Bylaws.  The Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit C hereto, until thereafter amended as provided therein or by Applicable Law.

Section 4.03.  Directors and Officers.  From and after the Effective Time, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.05, except as disclosed in any Company SEC Document filed before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals necessary for the Company and each of its Subsidiaries to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the articles of incorporation, as amended (the “Company Certificate”) and bylaws, as amended (the “Company Bylaws”) of the Company as currently in effect.  As of the date hereof, the Company is not in violation of the Company Certificate or Company Bylaws.

Section 5.02.  Corporate Authorization.  (a)  The Company has all necessary corporate powers and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to the approval of the Company’s stockholders in connection with the consummation of the Merger (if required by Applicable Law), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any of its Subsidiaries and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the consummation of the Merger (if required by Applicable Law), the approval of the Company’s stockholders in connection with the consummation of the Merger and the filing of the Certificate of Merger.  Such affirmative vote of the holders of a majority of the outstanding Shares (if required by Applicable Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity).

(b)                       At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Merger Subsidiary in the Offer, and, to the extent applicable, adopt this Agreement and approve the Merger (subject to Section 7.04(b)).

Section 5.03.  Required Filings and Consents.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger or any other transaction contemplated hereby require (with or without notice or lapse of time or both) no consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (i) the filing and recordation of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the Company Stockholder Approval, (iii) filings required under, and compliance with any applicable requirements of, the HSR Act and any other applicable foreign or supranational antitrust and competition laws, including those set forth on Section 5.03 of the Company Disclosure Schedule (the “Other Required Governmental Approvals”), (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws, “blue sky” laws and the rules and requirements of Nasdaq and (v) any other consents, approvals, authorizations or permits of, filings or registrations with, or notifications to any Governmental Authority or any other Person, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.04.  Noncontravention.  The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the Merger or any other transactions contemplated hereby, or the Company’s compliance with any of the provisions of this Agreement do not and will not (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the Company Certificate or the Company Bylaws or any equivalent organizational or governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or cause or permit the termination or give any Person any right of termination, cancellation, acceleration, vesting, amendment or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.05.  Capitalization.  (a)  The authorized capital stock of the Company consists of 88,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  As of the close of business on June 13, 2011, there were outstanding (i) no shares of Preferred Stock, (ii) 19,399,455 Shares, (iii) Options to purchase an aggregate of 5,833,067 Shares (of which Options to purchase an aggregate of 3,822,538 Shares were exercisable) and (iv) Warrants to purchase an aggregate of 261,736 Shares (of which Warrants to purchase an aggregate of 261,736 Shares were exercisable).  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Section 5.05 of the Company Disclosure Schedule sets forth a complete list of all Options outstanding as of the date hereof and with respect to each Option, the holder thereof, the number of Shares subject to such Option, the grant date and expiration date of the Option, the number of Shares with respect to which the Option is exercisable as of the date hereof and the applicable vesting schedule.

(b)                       Except as set forth in this Section 5.05 and for changes since June 13, 2011 resulting from the exercise of Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c)                        Except as set forth in this Section 5.05, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06.  Subsidiaries.  (a)  Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or organizational, as the case may be, powers and all governmental licenses, authorizations, permits, consents and approvals necessary for it to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect.  Each such Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where such qualification or license is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.  All material Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified in the Company 10-K.

(b)                       All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien.  As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 5.07.  SEC Filings and the Sarbanes-Oxley Act; Internal Controls.  (a)  The Company has timely filed with or otherwise furnished (as applicable) to the SEC, and made available to Parent (prior to the date of this Agreement in the case of documents required to be filed or furnished by the Company prior to the date of this Agreement), all reports, schedules, forms, statements, prospectuses, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company since August 1, 2010 under the 1933 Act or the 1934 Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)                       As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Acceptance Time and the date of the termination of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)                        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Acceptance Time and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                       Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)                        The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed and maintained disclosure controls and procedures to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding disclosure.  The Company and each of its Subsidiaries (i) make and keep accurate books and records that fairly reflect in all material respects the transactions and dispositions of assets of the Company or its Subsidiaries, as the case may be, and (ii) maintain internal accounting controls which provide reasonable assurance that transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP.

(f)                          As of the date hereof and to the knowledge of the Company, (i) none of the Subsidiaries of the Company is currently required to file any forms, reports or other documents with the SEC, (ii) none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment, and (ii) no enforcement action has been initiated or threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(g)                       Since August 1, 2010, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(h)                       Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required of him or her by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Nasdaq, and the statements contained in any such certifications are complete and correct.

(i)                           As of the date hereof and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries or any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  As of the date hereof and to the knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the current Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company.

Section 5.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, with respect to unaudited interim financial statements, as permitted by the Instructions to Form 10-Q) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, with respect to unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes).

Section 5.09.  Disclosure Documents.  (a)  Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the Proxy Statement, if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b)                       (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                        The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10.  Absence of Certain Changes.  (a)  From the Company Balance Sheet Date until the date hereof, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practices and there has not been any event(s), occurrence(s), change(s), development(s) or state of circumstances or facts that has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)                       From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.

Section 5.11.  No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, known or unknown, contingent, absolute, determined, determinable or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than:  (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) liabilities incurred under this Agreement or in connection with the transactions contemplated hereby and (iv) liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.12.  Permits; Compliance with Laws and Court Orders.  (a)  The Company and each of its Subsidiaries holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Authority necessary for the Company and each of its Subsidiaries to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to have any Company Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries is in, and since January 1, 2009 has been in, compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof and to the knowledge of the Company, no suspension, revocation or cancellation of any of the material Company Permits is pending or threatened, nor do reasonable grounds exist for any such action.

(b)                                         Neither the Company nor any of its Subsidiaries is or since January 1, 2009 has been in conflict with, default under or violation of, or since January 1, 2009 has been charged by any Governmental Authority with a violation of, any Applicable Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any conflicts, defaults, violations, investigations or charges that have not had and would not reasonably be excepted to have a Company Material Adverse Effect.  As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                          All shares of capital stock of the Company, all Options and all Warrants were offered, sold, issued and granted in compliance in all material respects with all Applicable Laws and other requirements, including federal, state and non-U.S. securities laws and all requirements set forth in any applicable Contract or Employee Plan.

Section 5.13.  Litigation.  There is no action, claim, suit, investigation, arbitration or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or their respective assets or properties, or to the knowledge of the Company, pending or threatened against or affecting any executive officer or director of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.14.  Properties.  (a)  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its

Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)                       Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 5.15.  Intellectual Property.  (a) Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material registered (i) Trademarks, (ii) Patents, and (iii) Copyrights, together with all pending applications to register any of the foregoing, in each case included in the Owned Intellectual Property (the “Company Registered IP”).  Each registration, issuance and application in respect of each item of Company Registered IP (x) has not been abandoned or canceled, (y) has been maintained by all requisite filings, renewals, and payments, and (z) to the Company’s knowledge, remains enforceable, and in full force and effect.  No item of Company Registered IP is currently involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding, and to the knowledge of the Company, no such action is threatened with respect to any such item of Company Registered IP.(b)                With respect to each item of material Owned Intellectual Property, (i) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to such item, free and clear of any Liens; (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened that challenges the validity and enforceability of such item, or the Company’s or any of its Subsidiaries’ ownership or use of such item; and (iii) to the knowledge of the Company, such item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge which restricts the Company’s or any of its Subsidiaries’ use of such item.

(c)                        (i) The Company or one of its Subsidiaries owns or has the right to use all material Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate or otherwise impair the right of the Company or any of its Subsidiaries to own or use any material Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, or transfer, alienate, or license any material Owned Intellectual Property.

(d)                       (i) The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property of any other Person in any material respect; (ii) no proceedings are pending, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice, in each case, within the last one year alleging any such infringement or misappropriation (including any such claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person); (iii) to the knowledge of the Company, no Person has infringed or misappropriated any material Owned Intellectual Property in any material respect; and (iv) neither the Company nor any of its Subsidiaries has sent any written charge, complaint, claim, demand, or notice to any Person alleging that such Person has infringed or misappropriated any material Owned Intellectual Property during the eighteen (18) months prior to the date of this Agreement.

(e)                        (i) All material Trade Secrets included in the Owned Intellectual Property have been maintained in confidence in accordance with protection procedures that are reasonable for protection and in accordance with procedures customarily used in the Company’s industry to protect rights of like importance, and (ii) to the knowledge of the Company, there has been no disclosure or material unauthorized use of any such material Trade Secrets.

(f)                          (i) The material IT Assets and the material Company Products operate and perform in all material respects as is necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) to the knowledge of the Company, none of the material IT Assets or material Company Products contain any Self-Help Code or Unauthorized Code.

(g)                       Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and (ii) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(h)                       Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the use and dissemination by the Company and its Subsidiaries of any and all data and information concerning users of their websites is in compliance with Company’s and its Subsidiaries’ applicable privacy policies and terms of use, and (ii) the consummation of the transactions contemplated by this Agreement will not violate any such privacy policies or terms of use.

(i)         (i) Neither the Company nor any of its Subsidiaries has furnished or disclosed any material source code for any material Company Products to any third Person, including any escrow agent, and (ii) to the knowledge of the Company, none of the material Company Products includes or incorporates any Software that is subject to license rights customarily referred to as “open source” in a manner that would require any source code that is material to such Company Product to be made available to the public, including Software licensed pursuant to any version of the GNU General Public License, the GNU Lesser Public License (formerly known as the GNU Library Public License) or similar licenses, or any license that satisfies a version of the Open Source Definition of the Open Source Initiative.

Section 5.16.  Taxes.  (a)  All material income Tax Returns and all other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company and each of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material income Tax Returns and all other material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)        The Company and each of its Subsidiaries has paid or remitted all material Taxes due and payable, or, where payment is not yet due, has established an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, as required by GAAP.

(c)        Apple Israel has received permission or approvals, to the extent required, from the Investment Center in the Israeli Ministry of Industry, Trade and Labor to treat certain investments as “Approved Enterprises.”  Apple Israel has made full, accurate, and complete disclosure of all material facts in all correspondence, filings and formal applications made to any Governmental Authority in order to qualify as an Approved Enterprise or a “Privileged Enterprise” (collectively, “Governmental Grants”).  Apple Israel has made valid elections to treat certain investments as “Privileged Enterprises” under the Law for Encouragement of Capital Investments, 1959.  Apple Israel has not modified the treatment of any Governmental Grants, revoked any election relating thereto, or undertaken any action disqualifying Apple Israel from treating such investments as Approved Enterprises or Privileged Enterprises.  Apple Israel is in compliance, in all material respects, with the terms, conditions, requirements and criteria of all Governmental Grants and has duly fulfilled, in all material respects, all conditions, undertakings and other obligations relating thereto.  To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to or serve as the basis for (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant, (ii) the imposition of any material limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant or (iii) a requirement that Apple Israel return or refund any benefits provided under any Governmental Grant.

(d)        The Company and each of its Subsidiaries, excluding Apple Israel, have not received and are not entitled to any Governmental Grants.

(e)        The Company and each of its Subsidiaries have not received any grants, incentives, exemptions, and subsidies from the Israeli Chief Scientist of the Ministry of Industry, Trade and Labor.

(f)         To the Company’s knowledge, there is (i) no claim, audit, action, suit, proceeding or investigation now pending with respect to the Company or its Subsidiaries in respect of Taxes and (ii) no claim, audit, action, suit, proceeding or investigation threatened against or with respect to the Company or its Subsidiaries in respect of material Taxes.  No claim or deficiency for any material Taxes has been proposed, asserted or assessed in writing against the Company or any Subsidiary, which claim or deficiency has not been settled with all amounts determined to be due and payable having been timely paid.

(g)        The Company and each of its Subsidiaries has complied in all material respects with all Applicable Laws and reporting requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other Person and paid in connection with amounts paid or owing to any Person.

(h)        There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings.

(i)         Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time to file any Tax Return and neither the Company nor any of its Subsidiaries has waived or been required to waive any statute of limitations in respect of Taxes which is currently in effect or which is pending.  Except in connection with the preparation and filing of Tax Returns of the Company or its Subsidiaries, there is no outstanding power of attorney or any other form of authorization authorizing a Third Party to act on behalf of the Company or any of its Subsidiaries in connection with Tax Returns or similar Tax proceedings.

(j)         Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or arrangement with a Person that is not a Subsidiary of the Company that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (“Tax Sharing Agreements”).

(k)        No Taxing Authority with which the Company or any Subsidiary does not file Tax Returns has asserted in writing that the Company or such

Subsidiary is or may be required to pay Taxes or file Tax Returns with such Taxing Authority.

(l)         Neither the Company nor any of its Subsidiaries (i) is or has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any comparable group under foreign law) or of any group that files or has filed a combined, consolidated or unitary state or local Tax Return (other than the group to which they are currently members and the common parent of which is the Company or a Subsidiary) or (ii) has any liability for the Taxes of any other person (as defined in Section 7701(a)(1) of the Code) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(m)       Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n)        Except as set forth in Section 5.16(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material uncertain Tax positions for any open Tax years which have not been appropriately disclosed in the Company’s (or the Subsidiary’s, as applicable) financial statements in accordance with GAAP and Tax Returns.

(o)        Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(p)        None of the Subsidiaries organized under the laws of a country other than the United States (the “Foreign Subsidiaries”) (i) has an investment in United States property within the meaning of Section 956 of the Code that was not properly reported in the Company’s United States federal income Tax Return, (ii) is engaged in a United States trade or business for United States federal income Tax purposes, (iii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a domestic corporation under Section 7874(b) of the Code, (iv) has elected under Section 897(i) of the Code to be treated as a domestic corporation or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.  To the knowledge of the Company, all charges for amounts payable or amounts receivable among the Company, on the one hand, and any of the Foreign Subsidiaries, on the other hand, have been made at arm’s length for fair value.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has a permanent establishment in any country where they have not filed Tax Returns.

(q)        Except as set forth in Section 5.16(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever filed IRS

Form 8832 (or any predecessor form) to make an entity classification election under Section 7701 of the Code.

(r)         Each of the Company and its Subsidiaries are and always have been Tax residents only in the country in which they are incorporated.

(s)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(t)         None of Parent, the Company or any Subsidiary is or will be required to include in any taxable period (or portion thereof) ending after the Effective Time any material taxable income attributable to income of the Company or any Subsidiary that accrued in any taxable period (or portion thereof) ending on or prior to the Effective Time but was not recognized in such taxable period as a result of (i) a change in accounting method under Section 481 of the Code (or any similar provision of state, local, or foreign law), (ii) the installment method of accounting, (iii) the long-term contract method of accounting, (iv) a written agreement with a Taxing Authority, (v) the earnings and profits of any Subsidiary of the Company being recharacterized as “subpart F income” (as defined in Section 952 of the Code) under the provisions of Section 952(c)(2) of the Code, (vi) any election under Section 108(i) of the Code (or similar provisions of state, local or foreign law), (vii) any material prepaid amount received on or prior to the Effective Time, or (viii) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law).

(u)        Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” under the Israeli Income Tax Ordinance section 131(g), and the respective regulations promulgated thereunder.

(v)        Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(w)       Any related party transactions subject to section 85A of the Ordinance conducted by each of the Company and its Subsidiaries have been on an arm’s length basis in accordance with section 85A of the Israeli Income Tax Ordinance.

(x)        In relation to Israeli value added Taxes or other similar Israeli Taxes, the Company and each of its Subsidiaries: (i) has been duly registered and are taxable persons to the extent required by Applicable Law; (ii) has complied, in all material respects, with all statutory requirements; (iii) has not been required by the relevant authorities of customs and excise to give security; (iv) has collected and timely remitted to the relevant Taxing Authority all output value added Tax which they were required to collect and remit under any Applicable Law; and (v) has not received a refund for input value added Tax for which they are not entitled under any Applicable Law.

(y)        To the knowledge of the Company, in relation to value added Taxes or other similar Taxes in any jurisdiction other than Israel, the Company and each of its Subsidiaries:  (i) has been duly registered and are taxable persons to the extent required by Applicable Law; (ii) has complied, in all material respects, with all statutory requirements; (iii) has not been required by the relevant authorities of customs and excise to give security; (iv) has collected and timely remitted to the relevant Taxing Authority all output value added Tax which they were required to collect and remit under any Applicable Law; and (v) has not received a refund for input value added Tax for which they are not entitled under any Applicable Law.

(z)        For purposes of this Agreement, “Tax” means (i) any and all federal, state, canton, territorial, communal, local or foreign or provincial taxes, imposts, levies or other like assessments and charges of any kind whatsoever, including all net income, gross receipts, gross income, adjusted gross income, capital, sales, use, transfer, franchise, profits, inventory, capital stock, value added, ad valorem, alternative or add-on minimum tax, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, capital stock, property and estimated taxes, customs duties, goods and services, fees, assessments and charges of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), (ii) in the case of the Company or any of its Subsidiaries, any liability for the payment of any amounts described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, and (iii) any liability for the payment of any amounts described in clause (i) or (ii) as a transferee, successor, by Contract (including Tax Sharing Agreements) or otherwise.  For purposes of this Agreement, “Tax Return” means any report, return, document, declaration or other information or filing (including any attached schedules, supplements and additional or supporting material) required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.17.  Employee Benefit Plans.  (a) Section 5.17(a) of the Company Disclosure Schedule lists each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract (or form of such Contract), plan or arrangement and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, severance, post-employment or retirement benefits, in each case which is maintained, administered or contributed to by the Company or any ERISA Affiliate and which covers any current or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise).  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and amendments thereto have been provided to Parent.  In addition, the Company has provided to Parent, or will provide to Parent promptly upon request, the most recent summary plan description (and summaries of material modifications, if applicable), non-discrimination testing results, actuarial valuation, annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans;” provided, however, that the Employment Agreements shall not constitute Employee Plans.  The Employee Plans that cover individuals located exclusively outside of the United States are referred to collectively herein as “International Plans,” and the Employees Plans that are not International Plans are referred to collectively herein as “US Plans”.  The Company and its Subsidiaries do not have any legally enforceable commitment to adopt, terminate or materially modify any Employee Plan, other than as required by ERISA, the Code or other Applicable Law.

(b)        Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has in the past six years sponsored, maintained, contributed to or been required to contribute to, any US Plan subject to Title IV of ERISA.

(c)        Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or has pending or has time remaining in which to file an application for such letter.  The Company has made available to Parent a copy of the most recent such letter for each such US Plan.  Each Employee Plan has been maintained in material compliance with its terms and Applicable Law and all contributions required to be made under the terms of any of the Employee Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected in the financial statements in accordance with GAAP prior to the date of this Agreement.  With respect to any Employee Plan, (i) there have been no non-routine filings made with any Governmental Authority (including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program) and (ii) there are no actions, suits, claims (other than routine claims for benefits) audits, investigations or other administrative proceedings pending or to the Knowledge of the Company threatened with respect to any Employee Plan, in each case except as would not , individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(d)        Each International Plan which must be registered or qualified in the country in which it is maintained, has received or timely applied for such registration or qualification, and has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification, except where the failure to so comply has not had and would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Each International Plan that is required to be funded is funded to the extent required by Applicable Law, and with respect to all other International Plans, adequate reserves therefor have been established on the Company’s financial statements in accordance with GAAP.

(e)        The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee or other service provider of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, benefit (including any loan forgiveness), requirement or restriction pursuant to any Employee Plan.

(f)         No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code, other than new or additional benefits provided under the Employment Agreements, could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.  No Employee Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(g)        Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with a labor union or other labor organization and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees.

(h)        Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in all material respects in documentary compliance with Section 409A of the Code.

(i)         The Compensation Committee of the Board of Directors (the “Compensation Committee”) has (i) approved or ratified each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act, and (ii) taken such other actions as are necessary to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”).  The Board of Directors has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto.

Section 5.18.  Environmental Matters.  (a)  Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)        no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii)       the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii)      the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

(b)        Except as set forth in this Section 5.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 5.19.  Material Contracts.  Section 5.19 of the Company Disclosure Schedule sets forth a true and complete list of each Material Contract to which the Company or any of its Subsidiaries is a party to or bound that is in effect as of the date of this Agreement and the Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each such Material Contract.  For purposes of this Agreement, “Material Contract” shall mean: (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the 1934 Act), whether or not filed by the Company with the SEC, (ii) any employment, severance or consulting agreement (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer or management employee of the Company, (y) member of the Board of Directors, or (z) employee of the Company who receives an annual base salary in excess of $150,000, (iii) any agreement that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell, supply or distribute any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, (iv) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $500,000 individually, (v) any partnership or joint venture agreement or any agreement with a selling partner, in each case that is material to the Company and its Subsidiaries taken as a whole, (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company, (vii) any employee collective bargaining agreement or other agreement with any labor union, (viii) any agreement that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries, (ix) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (x) each Lease involving annual payments by the Company or any of its Subsidiaries in excess of $100,000, (xi) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $500,000 in any year and which is not otherwise described in clauses (i)-(x) above, (xii) the Contract listed on Section 5.19(xii) of the Company Disclosure Schedule and (xiii) any material Contract pursuant to which the Company or one of its Subsidiaries licenses or otherwise grants to a Third Party, or receives a license or grant from a Third Party of, any Intellectual Property rights material to the Company’s or one of its Subsidiaries’ business as currently conducted (other than Contracts granting rights to readily available hardware and COTS).  Except for breaches, violations or defaults which would not reasonably be expected to have a Company Material Adverse Effect, (w) each of the Material Contracts is a valid, binding and enforceable obligation of the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company, of the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity), (x) each of the Material Contracts is in full force and effect, (y) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract and (z) as of the date hereof, neither the Company nor any of its Subsidiaries has received notice in writing that it has breached, violated or defaulted under any Material Contract or that any other party intends to terminate any Material Contract prior to its scheduled termination date.

Section 5.20.  Finders’ Fees.  Except for Qatalyst Partners LP, there is no investment banker, broker, finder, advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.21.  Opinion of Financial Advisor.  The Company has received the opinion (the “Fairness Opinion”) of Qatalyst Partners LP, financial advisor to the Company, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Offer and the Merger is fair, from a financial point of view, to the Company’s stockholders (other than Parent or any Affiliate of Parent, or any affiliates of the Company who have executed the Tender and Voting Agreement).  The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

Section 5.22.  Antitakeover Statutes.  The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the Tender and Voting Agreements and the transactions contemplated hereby and thereby from Section 203 of Delaware Law.

Section 5.23.  Foreign Corrupt Practices.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent, or employee is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Section 5.24.  Insurance.  The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the “Insurance Policies”).  Each of the Insurance Policies or each renewal thereof is in full force and effect in all material respects.  From December 31, 2010 until the date hereof, none of the Company or any of its Subsidiaries has received any written notice of cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.  As of the date hereof, there is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies as to which the Company has been notified that coverage has been questioned or disputed by the underwriters of such Insurance Policies.

Section 5.25.  Related Party Transactions.  Except as set forth in the Company SEC Documents filed prior to the date hereof, since December 31, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 5.26.  No Other Representations and Warranties.  (a)  Except for the representations and warranties set forth in this Article 5, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b)        Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Subject to Section 12.05, except as set forth in the Parent Disclosure Schedule, Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

Section 6.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all material governmental licenses, authorizations, permits, consents and approvals necessary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted.  Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation, as amended, and bylaws, as amended, of Parent and Merger Subsidiary as currently in effect.  As of the date hereof, neither Parent nor Merger Subsidiary is in violation of their respective certificates of incorporation or bylaws.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.  Merger Subsidiary was incorporated solely for the purpose of consummating the Offer, the Merger and the transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 6.02.  Corporate Authorization.  Parent and Merger Subsidiary have all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which either is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Subsidiary and all other agreements and documents contemplated hereby to which either is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of Parent and Merger Subsidiary and no other corporate proceedings on the part of Parent or Merger Subsidiary and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03.  Required Filings and Consents.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger or any other transactions contemplated hereby require (with or without notice or lapse of time or both) no consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (i) the filing and recordation of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) filings required under, and compliance with any applicable requirements of the HSR Act and any other applicable foreign or supranational antitrust and competition laws, including, those set forth on Section 6.03 of the Parent

Disclosure Schedules, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other state or federal securities laws, “blue sky” laws, and the rules and regulations of Nasdaq and (iv) any other consents, approvals, authorizations or permits of, filings or registrations with, or notifications to any Governmental Authority or any other Person, the absence of which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04.  Noncontravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger or any other transactions contemplated hereby, or Parent’s and Merger Subsidiary’s compliance with any of the provisions of this Agreement do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary or (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law applicable to Parent or Merger Subsidiary or any of their respective properties and assets or (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or cause or permit the termination, or give any Person any right of termination, cancellation, acceleration, vesting, amendment or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of clauses (ii) through (iv), as has not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.05.  Disclosure Documents.  (a)  The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer.

(b)        The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06.  Finders’ Fees.  Except for the Persons set forth on Section 6.06 of the Parent Disclosure Schedule, whose fees will be paid by Parent, there is no investment banker, broker, finder, advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07.  Litigation.  Except for matters which would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending against Parent or any of its Subsidiaries.

Section 6.08.  Ownership of Shares.  Except as previously disclosed to the Company, neither Parent nor Merger Subsidiary or any of their Subsidiaries beneficially owns any Shares as of the date hereof.

Section 6.09.  Financing.  Parent and Merger Subsidiary each will have upon the Acceptance Time, the Expiration Date (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger, including (i) to pay to purchase the Shares in the Offer and the Merger Consideration and (ii) to pay all transaction fees and expenses incurred by Parent and Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby.  Parent has delivered to the Company true, complete and correct copies of executed commitment letters (the “Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Financing”).  The Financing Commitments are in full force and effect and are a legal, valid and binding obligation of Parent and Merger Subsidiary, and, to the knowledge of Parent, of the other parties thereto.  As of the date hereof, none of the Financing Commitments has been or is expected to be amended or modified in any material respect and as of the Acceptance Time, none of the Financing Commitments will have been amended or modified in any material respect.  The respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Subsidiary under any Financing Commitment; provided that, Parent is not making any representation regarding the effect of the inaccuracy of the representations and warranties in Article 5.  Neither Parent nor Merger Subsidiary has any reason to believe that it will be unable to satisfy any material term or condition of closing to be satisfied by it in any of the Financing Commitments on the Closing Date; provided that, Parent is not making any representation regarding the inaccuracy of the representations and warranties set forth in Article 5, or the failure of the Company to perform its obligations hereunder.  The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01.  Conduct of the Company.  Except (a) as set forth in Section 7.01 of the Company Disclosure Schedule, (b) as expressly required or permitted pursuant to this Agreement or (c) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Acceptance Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course (including, to the extent applicable, use commercially reasonable efforts to enforce or defend any material Owned Intellectual Property), (ii) use commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and (iii) use commercially reasonable efforts to keep available the services of its present officers and key employees (provided that the Company shall not be obligated to increase the compensation of, or make any other payments to, such officers and key employees) and preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.  Without limiting the foregoing, and as an extension thereof, except (a) as set forth in Section 7.01 of the Company Disclosure Schedule, (b) as expressly required or permitted by any other provision of this Agreement, (c) as required by Applicable Law or (d) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a)        amend or otherwise change the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries;

(b)        amend, modify or adjust the terms of any Warrants or Options, and any Contracts governing such interests;

(c)        redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests of the Company, except from holders of Options or Warrants in accordance with their terms as in effect on the date hereof;

(d)        issue, sell, deliver, pledge, dispose of, grant, transfer, subject to any Lien or encumber any shares of capital stock of, or other equity interests of the Company in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests of the Company, or any options, calls, commitments, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests of the Company or such convertible or exchangeable securities, in each case other than (i) the issuance of Shares pursuant to the exercise of the Options and Warrants outstanding on the date hereof in accordance with their terms as in effect on the date hereof and (ii) the issuance of shares upon the exercise of the Top-Up Option;

(e)        sell, pledge, mortgage, dispose of, transfer, lease, license, guarantee, subject to any Lien, or encumber any of the property or assets (including any Owned Intellectual Property) of the Company or any of its Subsidiaries, other than pursuant to existing Contracts or in the ordinary course of business consistent with past practice and dispositions of immaterial tangible assets of the Company, including the disposition of obsolete or worn out equipment, in the ordinary course of business consistent with past practice;

(f)         declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or any of its Subsidiaries (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting or registration of its capital stock;

(g)        reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests of the Company or any other securities or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(h)        merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(i)         directly or indirectly acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) in one transaction or any series of related transactions any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), other than acquisitions of assets for consideration that is individually not in excess of $1,000,000, or in the aggregate not in excess of $2,000,000;

(j)         (i) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, (ii) guarantee (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money or (iii) cancel any indebtedness or waive or assign any claims or rights of substantial value, except short-term indebtedness for trade payables incurred in the ordinary course of business consistent with past practice;

(k)        except for advances for expenses in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company);

(l)         terminate, cancel, renew, transfer, assign, license, encumber or agree to any material change in or waiver under any Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(m)       incur any capital expenditures in excess of $2,000,000 in the aggregate;

(n)        except to the extent required by Applicable Law or the existing terms of any Employee Plan:  (A) increase the compensation or benefits payable or to become payable to any directors, officers, employees or other service providers of the Company or any of its Subsidiaries, other than customary increases in the ordinary course of business consistent with past practice made to non-management-level employees, (B) grant any rights to severance or termination pay to, or enter into or amend any employment, severance, change in control or retention agreement with, any director, officer or employee of the Company or any its Subsidiaries, (C) establish, adopt, enter into, amend or terminate any collective bargaining or other labor agreement or Employee Plan, (D) hire additional officers (other than any such hire to replace an officer whose employment is terminated) or (E) subject to Section 3.05(a)(ii), take any action which would result in the acceleration of the time of payment or vesting of compensation or benefits under any Employee Plan;

(o)        accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the date when the same would have been collected in the ordinary course of business consistent with past practice;

(p)        make any change in accounting policies, practices, principles, methods or procedures used by the Company, other than as required by GAAP, Regulation S-X under the 1934 Act or by a Governmental Authority;

(q)        make, change or revoke any material Tax election or Governmental Grant, amend any material Tax Return, adopt or change any accounting method in respect of a material amount of Taxes, enter into any material agreement in respect of Taxes (including an advance pricing agreement), settle or compromise of any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or surrender any right to claim a material Tax refund;

(r)         enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(s)        amend any Employment Agreement or terminate any of the employees listed on Schedule II, other than the termination of any such employee (i) for “Cause” (as defined in the applicable Employment Agreement) or (ii) if the Board of Directors determines, after consultation with outside legal counsel, that failure to terminate such employee would be inconsistent with the directors’ exercise of their fiduciary duties under Applicable Law;

(t)         settle or compromise any material claim relating to infringement or misappropriation of any material Intellectual Property; or

(u)        authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

Section 7.02.  Stockholder Meeting; Proxy Material.  (a)  If following the Acceptance Time and, to the extent applicable, any Subsequent Offering Period, the Short Form Threshold has not been reached, the Company shall prepare a proxy statement or information statement for the Company Stockholder Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement, with the intention that the Proxy Statement be filed with the SEC and, after clearance from the SEC, printed and mailed to the stockholders of the Company as promptly as practicable following the Acceptance Time and, to the extent applicable, any Subsequent Offering Period.  Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable comments made by Parent, Merger Subsidiary and their counsel.  The Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the 1934 Act (regardless of whether such item is applicable), in the Proxy Statement.  The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect or as otherwise required by Applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the 1934 Act.  The Company shall provide Parent, Merger Subsidiary and their counsel with copies of any written comments, and shall inform them of any oral communications, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto by the Company or its counsel.  Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on any such written responses and the Company shall give due consideration to the reasonable comments made by Parent, Merger Subsidiary and their counsel.

(b)        If approval of the stockholders of the Company is required under Applicable Law to consummate the Merger (other than pursuant to Section 253 of Delaware Law), the Company, acting through the Board of Directors, shall:  (i) in consultation with Parent, duly set a record date for and, after receipt of SEC clearance of the Proxy Statement, call and give notice of a special meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the Acceptance Time (or, as applicable, after the consummation of any Subsequent Offering Period) for the purpose of voting on the approval and adoption of this Agreement and the Merger and convene and hold the Company Stockholder Meeting, (ii) as promptly as practicable prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (iii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iv) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03.  Access to Information.  (a) After the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of April 16, 2011 between the Company and Parent (the “Confidentiality Agreement”), the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives, (collectively, “Company Representatives”) to: (i) give Parent, Merger Subsidiary and their respective Representatives (collectively, “Parent Representatives”), upon reasonable notice, reasonable access during normal business hours to the offices, properties, systems, personnel, officers, employees, agents, books, records and Contracts (including Tax Returns) of the Company and the Subsidiaries, (ii) furnish to the Parent Representatives such financial and operating data and other information, including any analysis, projections and plans, as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in the matters described in clauses (i) and (ii) above.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  Nothing in this Section 7.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or (ii) if such information is protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts.

(b)        Prior to the Effective Time, with respect to the information disclosed pursuant to Section 7.03(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement; provided that Parent shall be entitled to share any “Confidential Information” (as defined in the Confidentiality Agreement) and otherwise discuss consideration of the transactions contemplated by this Agreement with potential Financing Sources and the Confidentiality Agreement shall be deemed so amended; provided further that Parent shall be responsible for any breach of the terms of the Confidentiality Agreement by such potential Financing Sources.

Section 7.04.  Solicitation; Other Offers.  (a) General Prohibitions.  After the date hereof and prior to the earlier of the Acceptance Time and the termination of this Agreement in accordance with Article 11, the Company and its Subsidiaries shall not (and the Company shall cause its or any of its Subsidiaries’ Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, an Acquisition Proposal, (iii) (A) withdraw or modify in a manner adverse to Parent, the Company Board Recommendation, (B) approve, adopt or recommend any Acquisition Proposal, (C) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or (D) exempt any person from the restrictions contained in any state takeover or similar Laws, including Section 203 of Delaware Law (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement with a Third Party to whom the Company is permitted to provide information in accordance with Section 7.04(b)(i)).

(b)        Exceptions.  Notwithstanding Section 7.04(a), at any time from the date hereof and prior to the earlier of the Acceptance Time and the termination of this Agreement in accordance with Article 11; provided that the Company has complied in all material respects with its obligations under Section 7.04(a):

(i)        if the Company, directly or indirectly through its Representatives, receives an unsolicited bona fide written Acquisition Proposal (A) that (1) constitutes a Superior Proposal or (2) which the Board of Directors determines in good faith could reasonably be expected to result in a Superior Proposal and (B) the Board of Directors determines in good faith, after consultation with outside legal counsel that the failure of the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with the directors’ exercise of their fiduciary duties under Applicable Law, then the Company may:  (x) furnish non-public information to the Third Party making such Acquisition Proposal (if, and only if, prior to so furnishing such information, the Company receives from the Third Party an executed confidentiality agreement with confidentiality provisions (including customary standstill and non-solicitation provisions for such a transaction) no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in negotiations or discussions with any Third Party and its Representatives or financing sources with respect to such Acquisition Proposal; and

(ii)       in response to a Superior Proposal that has not been withdrawn or abandoned, the Board of Directors may either (A) make an Adverse Recommendation Change or (B) terminate this Agreement in accordance with Section 11.01 to enter into or authorize (a “Superior Termination”) the Company to enter into any binding letter of intent or merger, acquisition, or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by this Section 7.04(b); provided that the Board of Directors may not effect such Adverse Recommendation Change or a Superior Termination, in each case in connection with a Superior Proposal, unless the Company shall have provided prior written notice to Parent, at least five calendar days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change and/or Superior Termination in response to such Superior Proposal, which notice shall in addition specify the material terms and conditions (including price) of any such Superior Proposal (including the identity of the Person or group of Persons making the Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed acquisition agreement;

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 7.04; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act (which it is agreed shall not constitute an Adverse Recommendation Change).  If, following the issuance of any “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act pursuant to this Section 7.04(b), the Board of Directors discontinues negotiations or discussions related to such Acquisition Proposal and decides not to make an Adverse Recommendation Change or Superior Termination with respect to such Acquisition Proposal, the Board of Directors shall, within two Business Days of such decision, reaffirm the Company Board Recommendation.

(c)        Required Notices.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including of the material terms and conditions thereof, and shall keep Parent reasonably informed as to the status (including changes to the material terms) of such Acquisition Proposal.  The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has informed the Company that it is considering making, or has made, an Acquisition Proposal.

(d)        For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to “15%” in the definition of Acquisition Proposal shall be deemed replaced with references to “80%”) on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor and outside legal counsel (with respect to matters of a legal nature), and taking into account all relevant factors, (i) if accepted, is reasonably likely to be consummated on the terms proposed, and (ii) if consummated, would result in a transaction more favorable, from a financial point of view to the Company’s stockholders than as provided hereunder.

(e)        Obligation of the Company to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.  In addition, to the extent it has the contractual authority to do so, the Company shall request the prompt return or destruction of all confidential information previously furnished to any Person in respect an Acquisition Proposal prior to the date hereof and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

Section 7.05.  Employee Matters.  The Company and its Subsidiaries shall comply with all obligations under any Applicable Laws to notify and/or consult with any non-U.S. employees or other service providers or any of their employee representatives, unions, works councils or other representative bodies, if any, and shall provide to Parent such information and access to such employees, service providers or representatives as may required for Parent to comply with any notification and/or consultation obligations, in each case in connection with the transactions contemplated by this Agreement.

Section 7.06.  Compensation Arrangements.  Prior to the Effective Time, the Company (acting through its Compensation Committee) will take all steps that are reasonably necessary to cause each Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof and each Employment Agreement to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.17(j)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.07.  Israeli Tax Rulings.  As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants, in coordination with Parent, to prepare and file with the Israeli Taxing Authority applications for the Israeli Withholding Tax Ruling and the Israeli Options Tax Ruling.  Each of the Company and Parent shall, and shall instruct their Representatives and advisors to, cooperate with each other with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Withholding Tax Ruling and the Israeli Options Tax Ruling.  Subject to the terms and conditions hereof, the Company shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to obtain the Israeli Withholding Tax Ruling and the Israeli Options Tax Ruling, as promptly as practicable.  The final text of the Israeli Withholding Tax Ruling, the Interim Withholding Ruling (as defined below), the Israeli Options Tax Ruling and the Interim Options Ruling (as defined below) shall in all circumstances be subject to the prior written confirmation of Parent or its counsel, which consent shall not unreasonably be withheld or delayed.  For this purpose, failure to respond to any draft (or to proposed comments made by the Company’s counsel to any draft) of the Israeli Withholding Tax Ruling, the Interim Withholding Ruling, the Israeli Options Tax Ruling or the Interim Options Ruling within three (3) business days in Israel of receipt shall be deemed to be an approval of such draft (or comments proposed to such draft) by Parent and its counsel.  If the Israeli Withholding Tax Ruling is not granted prior to the Acceptance Time, the Company shall seek to receive prior to the Acceptance Time an interim withholding Tax ruling (the “Interim Withholding Ruling”) providing that (i) Parent and anyone acting on its behalf shall deposit amounts specified in the Interim Withholding Ruling in an escrow account approved by the Israeli Taxing Authority for the benefit of the Israeli Taxing Authority until the Israeli Withholding Tax Ruling is obtained and (ii) Israeli withholding Tax shall not apply to the remaining consideration payable pursuant to this Agreement.  In the event that the Israeli Withholding Tax Ruling or the Interim Withholding Ruling has not been received by the Acceptance Time, Parent and anyone acting on its behalf shall be entitled, as reasonably determined by Parent, to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under Applicable Law and shall timely pay such withholding amount to the appropriate Taxing Authority.  If the Israeli Options Tax Ruling is not granted prior to the Acceptance Time, the Company shall seek to receive prior to the Acceptance Time an interim Tax ruling confirming that Parent and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made to the 102 Trustee (the “Interim Options Ruling”).  In the event that the Israeli Options Tax Ruling or the Interim Options Ruling has not been received by the Acceptance Time, Parent and anyone acting on its behalf shall be entitled, as reasonably determined by Parent, to deduct and withhold from the consideration otherwise payable to the 102 Trustee pursuant to Articles 2 and 3, such amounts as it is required to deduct and withhold with respect to the making of such payment under Applicable Law and shall timely pay such withholding amount to the appropriate Taxing Authority.  For the avoidance of doubt, any amounts the payment of which has been delayed or held in escrow pursuant to this Section 7.07 shall not bear any interest.

Section 7.08.  Tax Covenants.

(a)        The Company shall cause to be delivered to Parent a certificate in form and substance satisfactory to Parent, duly completed and executed, dated as of the Acceptance Time and prepared in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), sufficient to establish that an interest in Company does not constitute a United States real property interest for purposes of Sections 897 and 1445 of the Code.

(b)        Government Grants.  The principle approval of the Investment Center by the Ministry of Industry, Trade and Employment or the Israeli Taxing

Authority, if required under special ruling shall have been granted in connection with the Merger.

ARTICLE 8
COVENANTS OF PARENT

Parent agrees that:

Section 8.01.  Obligations of Merger Subsidiary.  Parent shall take all actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02.  Voting of Shares.  Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned beneficially or of record by it, Merger Subsidiary or any of its other Subsidiaries to be voted in favor of adoption of this Agreement at the Company Stockholder Meeting or any postponement or adjournment thereof.

Section 8.03.  Director and Officer Liability.  Parent shall cause the Surviving Corporation to do, and the Surviving Corporation shall do, the following:

(a)                        For six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions in their capacity as officers or directors of the Company or any of its Subsidiaries occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company Certificate and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.  The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 8.03(a) in accordance with the procedures set forth in the Company Certificate and the Company Bylaws in effect on the date hereof; provided, however, that the director or officer of the Company to whom expenses are advanced undertakes to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such director or officer is not entitled to indemnification pursuant to this Section 8.03(a).

(b)                       For six years from and after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)                        For six years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, who are covered by the directors’ and officers’ liability insurance policy maintained by the Company, an insurance and indemnification policy that provides coverage for actions or omissions of such officers and directors prior to the Effective Time in their capacities as such (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously made available to Parent) (“Equivalent Coverage”) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, in satisfying its obligation under this Section 8.03(c), the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred percent (the “Maximum Amount”) of the last annual premium paid prior to the date of this Agreement.  Notwithstanding the foregoing, the Company may, after prior consultation with Parent, purchase six year “tail” prepaid policies prior to the Effective Time which policies provide such directors and officers with Equivalent Coverage; provided, that the amount paid by the Company shall not be in excess of the Maximum Amount of the per annum premium rate paid by the Company as of the date hereof for such policies.  If such prepaid policies have been obtained prior to the Effective Time, the provisions of this Section 8.03(c) shall be deemed to have been satisfied and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)                       If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(e)                        The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the Company Certificate, the Company Bylaws or certificate of incorporation or bylaws of any of the Company’s Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04.  Employee Matters.  (a)  During the one-year period beginning on the Closing Date, Parent shall provide (i) each individual who is employed with the Company or any of its Subsidiaries as of the Closing (each, a “Continuing Employee”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employee as of immediately prior to the Closing (excluding the value of any severance benefits and excluding any rights to receive equity compensation), (ii) each Continuing Employee who as of immediately prior to the Effective Time holds the title of Vice President or above six months of notice prior to terminating such employee’s employment without cause; provided that Parent may elect, in lieu of providing such notice, to provide such employee with payment of such employee’s base salary and cash incentive compensation for such six month period, and (iii) each Continuing Employee who as of immediately prior to the Effective Time holds a title that is below Vice President and whose employment is terminated without cause payment of two months of such employee’s base salary for each full or partial year of such employee’s service with the Company, Parent and their respective Affiliates; provided that such payment shall not exceed 12 months of such employee’s base salary.

(b)                       Parent shall provide credit for each Continuing Employee’s length of service with the Company and its Subsidiaries for purposes of eligibility to participate, vesting and benefit accrual, other than benefit accrual under any defined benefit pension plan, under each plan, program, policy or arrangement of Parent and its Affiliates to the same extent that such service was recognized under a similar plan, program, policy or arrangement of the Company or any of its Subsidiaries as of Closing; provided that, such prior service credit shall not be required to the extent that it results in a duplication of benefits.

(c)                        Parent shall use commercially reasonable efforts to cause each benefit plan of Parent and its Affiliates in which any Continuing Employee may participate following the Closing that provides for medical, dental, health, pharmaceutical or vision benefits (each, a “Parent Welfare Plan”) to (i) waive all limitations as to preexisting conditions and service conditions with respect to participation and coverage requirements, other than limitations that were in effect with respect to such Continuing Employee as of immediately prior to the Closing under the corresponding Employee Plan, (ii) honor any payments, charges and expenses of such Continuing Employee (and his or her eligible dependents) that were applied toward the deductible, out-of-pocket maximums and co-payments under an Employee Plan in satisfying any applicable deductibles, out-of-pocket maximums and co-payments under the corresponding Parent Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Continuing Employee following the Closing to the extent that such Continuing Employee had satisfied any similar limitation under the corresponding Employee Plan.

(d)                       Nothing in this Section 8.04 shall (i) be treated as an amendment of, or undertaking to amend, any Employee Plan or any employee benefit plan of Parent or any of its Affiliates, (ii) prohibit Parent or any of its Affiliates from amending any Employee Plan, (iii) require Parent or any of its Affiliates to continue the employment of any Continuing Employee for any period of time or (iv) without limiting the last sentence of Section 12.06(a), confer any rights or benefits on any Person other than the parties to this Agreement.  For the avoidance of doubt, nothing in this Section 8.04 shall be construed to limit any obligation of Parent or any of its Affiliates with respect to the Continuing Employees under Applicable Law.

Section 8.05.  Financing.  (a)  Parent and Merger Subsidiary shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i)  maintain in effect the Financing and the Financing Commitments, (ii) negotiate and enter into definitive financing agreements with respect to the Financing and Financing Commitments on terms and conditions (including the “flex” provisions) contemplated by the Financing Commitments, so that such agreements are in effect as promptly as practicable after the date hereof but in any event no later than the Acceptance Time, (iii) cause their respective Representatives to cooperate in the preparation of all documents (including offering memoranda, private placement memoranda, prospectuses and road show presentations, if any) and the making of all filings in connection with the Financing and the other transactions contemplated by the Financing Commitments, and in executing and delivering all documents and instruments related to the Financing Commitments, (iv) satisfy on a timely basis all conditions applicable to Parent and Merger Subsidiary in the Financing Commitments that are within its control and comply with its obligations thereunder, (v) enforce their rights under the Financing Commitments in the event of a breach by the Financing Sources that impedes or delays the consummation of the Financing, including seeking specific performance of the parties thereunder and (vi) otherwise taking, or causing to be taken, all actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate the Financing at or prior to the Acceptance Time.  Parent and Merger Subsidiary shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company fully informed of material developments in respect of the financing process relating thereto.  Prior to the Acceptance Time, Parent and Merger Subsidiary shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other final documentation relating to the Financing in a manner that (x) would materially delay or prevent the Closing in any respect or (y) is otherwise adverse to the Company in any material respect, without the prior written consent of the Company (which consent may be withheld in its sole discretion).

(b)                       In the period between the date hereof and the Acceptance Time, upon request of Parent and Merger Subsidiary, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and Merger Subsidiary in connection with the Financing, including, (i) preparation of all required financial statements relating to the Company and its Subsidiaries, (ii) reasonable participation in meetings and road shows, if any, (iii) the provision of information relating to the Financing reasonably requested by Parent and Merger Subsidiary, (iv) reasonable assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents of Parent and Merger Subsidiary and (v) after the Acceptance Time, facilitate the perfection of the lenders’ security interest in the collateral contemplated by the Financing; provided that nothing herein shall require such cooperation from any the Company or any of its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.  Parent and Merger Subsidiary shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket expenses incurred by the Company, its Subsidiaries and their respective Representatives in connection with such cooperation.

(c)                        If, notwithstanding the use of reasonable best efforts by Parent and Merger Subsidiary to satisfy its obligations under Section 8.05(a), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Acceptance Time, in whole or in part, for any reason, Parent and Merger Subsidiary shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) promptly arrange for alternative financing (the “Required Financing Alternative”) from other sources to replace the financing contemplated by such expired or terminated commitments or agreements, which Required Financing Alternative (x) shall not include any conditions that are more onerous than or in addition to the conditions set forth in the Financing and (y) shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement

(d)                       Notwithstanding anything to the contrary contained in Section 8.05(a), at any time Parent or Merger Subsidiary may replace the Financing with alternative financing arrangements which (i) provide Parent and Merger Subsidiary with sufficient funds to consummate the transactions contemplated by this Agreement prior to or concurrent with the Acceptance Time and (ii) do not prevent or materially impair or delay the Closing (together with the Required Financing Alternative, the “Financing Alternative”).  In the event Parent or Merger Subsidiary replaces the Financing with any Financing Alternative, the terms of Section 8.05(a) shall no longer apply with respect to the Financing, but shall thereafter apply with respect to the Financing Alternative.

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01.  Regulatory Undertaking.  (a)  Subject to the terms and conditions of this Agreement, the Company and Parent shall each use reasonable best efforts to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any

Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Sections 7.04(b). In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days of the date hereof .  Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.  In addition, each of Parent and the Company shall make such other filings with any foreign Governmental Authorities as may be required under any applicable foreign Law similar to the HSR Act as promptly as practicable.

(b)                       Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the transactions contemplated by this Agreement and, subject to Applicable Law, permit the other party and its counsel to review in advance, and the party receiving such communication shall consider in good faith the views of the other party and its counsel in connection with any proposed written communication to any of the foregoing, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement and the Merger.  Parent shall offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all actions reasonably necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Merger; provided that such actions do not have a materially adverse impact on the benefits that Parent expects to receive in connection with the transactions contemplated by this Agreement; provided, further, that Parent shall not be obligated under this Section 9.01 to hold separate or to divest any of the material businesses, services or properties or assets of either Parent, on the one hand, or the Company and its Subsidiaries, on the other hand.

Section 9.02.  Certain Filings.  The Company and Parent shall use reasonable best efforts to coordinate and cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the Offer, the Merger or the consummation of the transactions contemplated by this Agreement and (iii) in timely taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that the obligations set forth in this Section shall not be deemed to have been breached as a result of actions by the Company permitted by Sections 7.04(b).

Section 9.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.  Notwithstanding the foregoing, Parent and the Company shall be able to issue a public statement or press release as may be required by Applicable Law or any listing agreement with or rule or regulation of any national securities exchange or association or regulatory or governmental body to which the relevant party is subject; provided that the party required to make the public statement or press release shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such public statement or press release in advance of such issuance.  The Company shall provide a reasonable opportunity to Parent to review and comment upon all formal Company employee communication programs or announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.  The Company, Parent and Merger Subsidiary agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

Section 9.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05.  Merger without Meeting of Stockholders.  If, at any time after the Acceptance Time, Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under Applicable Law (the “Short Form Threshold”), the parties shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

Section 9.06.  Section 16 Matters.  Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall take all such steps as may be required to cause any dispositions of Shares or Options in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07.  Notices of Certain Events.  From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other of:

(a)                        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement;

(b)                       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement;

(c)                        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its

Subsidiaries, as the case may be, that relate to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement;

(d)                       any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

(e)                        any failure of that party, or any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 9.07 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 9.08.  Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

Section 9.09.  Takeover Statutes.  If any “control share acquisition,” “fair price,” “business combination,” “moratorium” or other antitakeover or similar law or regulation is or shall become applicable to the transactions contemplated by this Agreement (including the Offer, the Merger and the Top-Up Option) or the Tender and Voting Agreements, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, take all necessary actions so that the transactions contemplated by this Agreement and the Tender and Voting Agreements may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 9.10.  Resignations.  The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of any of the Company’s Subsidiaries designated by Parent to the Company.  At the request of Parent, the Company shall provide Parent, a reasonable time in advance of Closing, with a true and accurate list of the directors of the Company’s Subsidiaries and shall promptly inform Parent of any changes to such list.

Section 9.11.  Stockholder Litigation. The Company shall give Parent the opportunity to consult in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement.

ARTICLE 10
CONDITIONS TO THE MERGER

Section 10.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)                        if required by Delaware Law, the Company Stockholder Approval shall have been obtained in accordance with such law;

(b)                       No restraining order, preliminary or permanent injunction or other order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or any other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(c)                        Merger Subsidiary shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

ARTICLE 11
TERMINATION

Section 11.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties; provided that, as of and from the Acceptance Time, a majority vote of the Continuing Directors shall be necessary for termination by the Company:

(a)                        by mutual written agreement of the Company and Parent, by action of their respective boards of directors, at any time prior to the Acceptance Time;

(b)                       by either the Company or Parent, if:

(i)             the Offer (as it may have been or is required to be extended pursuant to the terms of this Agreement) expires as a result of the non-satisfaction of any of the Offer Conditions without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of or resulted in the non-satisfaction of any of the Offer Conditions or the expiration of the Offer pursuant to its terms without any Shares being purchased thereunder;

(ii)          any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 9.01 and 9.02);

(iii)       the Acceptance Time shall not have occurred on or before December 16, 2011 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 11.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

(c)                        by Parent, if:

(i)                       at any time prior to the Acceptance Time (A) the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14d-9 or (B) an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 7.04); or

(ii)                    at any time prior to the Acceptance Time (A) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (e) or (f) of Annex I is not or would not to be satisfied, (B) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (C) either such Uncured Inaccuracy or breach is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 11.01(c)(ii) if:  (I) any material covenant of Parent or Merger Subsidiary contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all respects or (II) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Subsidiary contained in this Agreement;

(d)                       by the Company, if:

(i)                       Parent or Merger Subsidiary fails to commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer as provided in Section 2.01 hereof by June 29, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(d)(i) shall not be available to the Company if (i) a Company Material Adverse Effect occurs or (ii) the Company fails to comply with its obligations under Section 2.02, in each case on or before June 29, 2011;

(ii)                    the Board of Directors (or any committee thereof) has authorized a Superior Termination; provided that, the Company has complied with the provisions of Section 7.04 and that it simultaneously pays to Parent the Termination Fee in accordance with Section 12.04(b);

(iii)                 at any time prior to the Acceptance Time (A) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Subsidiary contained in this Agreement or breach of any covenant of Parent or Merger Subsidiary contained in this Agreement that shall have had or is reasonably like to have a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 11.01(d)(iii) if:  (I) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (II) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement; or

(iv)                all conditions to the purchase of Shares pursuant to the Offer set forth in Annex I have been satisfied or waived (other than those conditions that, by their nature, cannot be satisfied until the Expiration Date, but which conditions would be satisfied if the Expiration Date were the date of such termination) on or prior to the date of such termination and Parent and Merger Subsidiary fail to accept for payment or pay for any Shares within four calendar days of delivery of written notice of such failure to Parent.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, subject to Section 12.04, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligation of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such willful and material breach.  For purposes of this Section 11.02, an “intentional failure” means a failure that is a consequence of an act undertaken by the applicable party with the knowledge that the applicable obligation would be breached.  The provisions of this Section 11.02 and Sections 9.03, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

Section 12.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

DG FastChannel, Inc.
750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039
Attention:  Chief Financial Officer
Facsimile No.:  (972) 581-2100

with a copy (which will not constitute notice to Parent or Merger Subsidiary) to:

Latham & Watkins LLP
555 Eleventh Street, NW
Washington, DC 20004
Attention:  William P. O’Neill
Facsimile No.:  (202) 637-2201

if to the Company, to:

MediaMind Technologies Inc.
7 Ha’Mada St.
Herzeliya Pituach, Israel, 46733
Attention:  General Counsel
Facsimile No.:  972-9-778-2955

with a copy (which will not constitute notice to the Company) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  William H. Aaronson
Facsimile No.:  (212) 701-5800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier.

Section 12.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  This Section 12.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 12.03.  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment is in writing and is signed by each party to this Agreement; provided that (i) after the Acceptance Time, (A) no amendment shall be made that decreases the Offer Price or the Merger Consideration and (B) any such amendment shall require the approval of a majority of the Continuing Directors and (ii) after the Company Stockholder Approval has been obtained there shall be no amendment that would require the further approval of the stockholders of the Company under Delaware Law or in accordance with the rules of any relevant stock exchange.

(b)        At any time prior to the Effective Time, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders; provided, further, that notwithstanding anything to the contrary in the foregoing, the conditions contained clauses (a) through (i) in Annex I are for the benefit of Parent and Merger Subsidiary and may be waived by Parent and Merger Subsidiary, in whole or in part, at any time and from time to time, in their sole discretion.  Any extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any party’s rights under this Agreement.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04.  Expenses.  (a)  General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        Termination Fee.  (i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i)  or by the Company pursuant to Section 11.01(d)(ii), then the Company shall pay to Parent in immediately available funds $18,500,000 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, at the time of such termination.

(ii)           If this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i) or 11.01(b)(iii) and all conditions to the purchase of Shares pursuant to the Offer other than the Minimum Tender Condition have been satisfied or waived, (B) the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal (with 50% being substituted for references to 15% in the definition thereof for the purposes of this Section 12.04(b)(ii)) had been made and not withdrawn and (C) within nine months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders such Acquisition Proposal or such Acquisition Proposal shall have been consummated, in which case, the Termination Fee shall be payable within two Business Days after such event or consummation.

(c)        Reverse Termination Fee.  If this Agreement is terminated by the Company pursuant to Section 11.01(d)(iii) or 11.01(d)(iv), then Parent shall pay to the Company in immediately available funds $40,000,000 (the “Reverse Termination Fee”) within two Business Days after such termination.  Notwithstanding anything to the contrary in this Agreement, but subject to the Section 12.04(d), the Company’s receipt of the Reverse Termination Fee from Parent pursuant to this Section 12.04(c) and the right to specific performance of this Agreement, provided for, and subject to the limitations set forth in, Section 12.13, shall be the exclusive remedies of the Company against Parent and any of its former, current or future stockholders, managers, members, directors, partners, officers, Affiliates and agents for any loss, cost, liability or expense relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby, including any breach or default under this Agreement by Parent or any failure to consummate the transactions contemplated hereby, and upon termination of this Agreement and payment of such amount following termination of this Agreement, none of Parent, the Financing Sources or any of their respective former, current or future stockholders, managers, members, directors, partners, officers, Affiliates and agents shall have any liability or obligation relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby.

(d)        Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing Commitments, the Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such suit, action or proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such suit, action or proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 12.01 shall be effective service of process against them for any such suit, action or proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such suit, action or proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such suit, action or proceeding, (vi) that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (vii) that any claim, controversy or dispute arising in connection with any Financing Commitment or any Financing or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York, (viii) that the Financing Sources are beneficiaries of any liability cap or limitation on damages or remedies in this Agreement (including, without limitation, Sections 12.04(c)) and (ix) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements, including, without limitation, Section 12.14.

(e)        Other Costs and Expenses.  The parties acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and

Merger Subsidiary or the Company, as applicable, would not enter into this Agreement.  Accordingly, if any party fails promptly to pay any amount due pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by the other parties in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(f)         Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(g)        The Company agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by Parent pursuant to this Section and such Reverse Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect or punitive damages, against Parent or any of Parent’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 12.05.  Disclosure Schedule and SEC Document References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties of such party that is contained in this Agreement to which the relevance of such item thereto is reasonably apparent.  The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 12.06.  Binding Effect; Benefit; Assignment.  (a)  The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.03, no provision of this Agreement is intended to or shall confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Acceptance Time, to the Offer to any Person; provided that, such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 12.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Without limiting the foregoing, each party irrevocably agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 12.09.  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09.

Section 12.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11.  Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that prior to the termination of this Agreement in accordance with Article 11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.  If, prior to the End Date, either party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the other party, the End Date shall automatically be extended by (a) the amount of time during which such action is pending, plus 20 Business Days, or (b) such other time period established by the court presiding over such action.

Section 12.14.  Non-Recourse.  No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, assignees or Financing Sources of the Company, Parent or Merger Subsidiary or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Subsidiary under this Agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MEDIAMIND TECHNOLOGIES INC.

By:	/s/ Gal Trifon
	Name:	Gal Trifon
	Title:	CEO and President

DG FASTCHANNEL, INC.

By:	/s/ Scott K. Ginsburg
	Name:	Scott K. Ginsburg
	Title:	CEO

DG ACQUISITION CORP. VII

By:	/s/ Scott K. Ginsburg
	Name:	Scott K. Ginsburg
	Title:	President

Signature Page to Agreement and Plan of Merger

ANNEX I

Notwithstanding any other provision of the Offer, and in addition to Merger Subsidiary’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and Applicable Law, Merger Subsidiary shall not be required to, and Parent shall not be required to cause Merger Subsidiary to, accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the 1934 Act, pay for any Shares and, subject to the terms of this Agreement, may terminate the Offer, if as of any then scheduled Expiration Date:

(a)        there shall not have been validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to any then scheduled Expiration Date that number of Shares that, together with the number of Shares (if any) then owned of record by Parent or Merger Subsidiary, represents at least a majority of the Shares then outstanding (determined on a Fully Diluted basis) (the “Minimum Condition”);

(b)        the applicable waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Agreement has not expired or terminated prior to the termination or expiration of the Offer;

(c)        any Other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed or been made either unconditionally or on terms reasonably satisfactory to Parent; or

(d)        there is any statute, rule, decree, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Authority to the Offer, the Merger or any other transaction contemplated by the Agreement, or any other action shall be taken by any Governmental Authority, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, which in any such case restrains or prohibits the making or consummation of the Offer or the Merger or the performance of the other transactions contemplated by this Agreement;

(e)        (i) the representations and warranties of the Company contained in Section 5.02 (Corporate Authorization), Section 5.05 (Capitalization) (other than the last sentence of clause (a)), Section 5.10(a) (Absence of Certain Changes), Section 5.20 (Finder’s Fees), Section 5.21 (Opinion of Financial Advisor) and Section 5.22 (Antitakeover Statutes) shall not be true and correct in all material respects, in each case both when made and at and as of the Acceptance Time, as if made at and as of such time (except to the extent expressly made as of an earlier

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date, in which case as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein other than the qualifications contained in Sections 5.15(a) (first sentence) (Intellectual Property), 5.17(a) (first sentence) (Employee Benefit Plans) and 5.19 (first sentence, in respect of the definition of “Material Contract”) (Material Contracts)) shall not be true and correct both when made and at and as of the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have a Company Material Adverse Effect (for purposes of clause (e)(i) above solely with respect to the representation and warranty of the Company contained in the second sentence of Section 5.05 (Capitalization), the parties agree that such representation and warranty shall be true and correct in all material respects to the extent that the sum of the number of Shares and the number of Shares issuable pursuant to the exercise of Options and Warrants (such sum, the “Outstanding Capital”), as certified pursuant to clause (h) below, is no more than 0.5% greater than Outstanding Capital as of the close of business on June 13, 2011);

(f)         the Company shall have breached or failed to perform or to comply, in all material respects, any of its obligations under this Agreement prior to such time and such breach or failure shall not have been cured on or prior to the Acceptance Time;

(g)        since the date of this Agreement, there shall have occurred a Company Material Adverse Effect;

(h)        the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (e), (f) and (g) do not exist; and

(i)         this Agreement shall have been terminated in accordance with its terms.

The conditions contained in clauses (a) through (i) above: (x) are for the benefit of Parent and Merger Subsidiary and may be asserted by Parent or Merger Subsidiary regardless of the circumstances giving rise to such condition, (y) other than the Minimum Condition, may be waived by Parent and Merger Subsidiary, in whole or in part, at any time and from time to time, in their sole discretion, subject to the terms of the Agreement and the applicable rules and regulations of the SEC and (z) other than the Minimum Condition, shall be deemed met if such condition or requirement is so waived (to the extent waiver is permitted by Applicable Law and the Merger Agreement).  The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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